UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              ____________________________________________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 7, 2005



                               THE BLACKHAWK FUND
             (Exact name of registrant as specified in its charter)



                                     NEVADA
         (State or other jurisdiction of incorporation or organization)


             0-32829                                    88-0470235
     (Commission File Number)                 (IRS Employer Identification No.)


  1802 N. CARSON ST., NO. 212-3018,
         CARSON CITY, NEVADA                              89701
    (principal executive offices)                      (Zip Code)


                                 (760) 753-7163
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act


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ITEM  3.03.     MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

     Effective November 17, 2005, The Blackhawk Fund (the "Registrant") will implement a one for 800 reverse split of its issued and outstanding shares of common stock (the "Reverse Split"). Following the Reverse Split, the number of issued and outstanding shares of the Registrant's common stock was reduced to 1,209,012 in accordance with the one for 800 Reverse Split ratio. The number of the Registrant's authorized common shares remained at 4,000,000,000, and the par value of the Registrant's common and preferred stock remained at $0.001 per share following the Reverse Split. The Registrant's authorized, issued and outstanding preferred shares were not affected by the Reverse Split.

     In lieu of any fractional shares to which the Registrant's stockholders may have been entitled as a result of the Reverse Split, the Registrant will pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Registrant's common stock on the OTCBB during regular trading hours for the five trading days immediately preceding the effectiveness of the Reverse Split.

     The Reverse Split reduced the number of holders of post-Reverse Split shares as compared to the number of holders of pre-Reverse Split shares to the extent that there were stockholders who held fewer than 800 shares prior to the Reverse Split. However, the intention of the Reverse Split was not to reduce the number of the Registrant's stockholders.

     The Registrant currently has no intention of going private, and the Reverse Split was not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the Reverse Split does not increase the risk of the Registrant becoming a private company in the future.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: November 7, 2005.                       THE BLACKHAWK FUND


                                                   By /s/ Steve  Bonenberger
                                                   -----------------------------
                                                   Steve Bonenberger, President


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